                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)



                        Mine Safety Appliances Company
--------------------------------------------------------------------------------
                               (Name of Issuer)


                          Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  602720 10 4
--------------------------------------------------------------------------------
                                (CUSIP Number)

                          G. Donald Gerlach, Esquire
                         Reed Smith Shaw & McClay LLP
                               435 Sixth Avenue
                        Pittsburgh, Pennsylvania 15219
                                (412) 288-3294
--------------------------------------------------------------------------------
         (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                               October 21, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the
following box.      [_] 1


______________________

/1/The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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CUSIP NO. 602720 10 4
         ---------------------------------------------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS,
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          G. Donald Gerlach
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
          00
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            13,628

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             13,628

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
          13,628
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
          0.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
          IN
------------------------------------------------------------------------------

                               Page 2 of 3 Pages

Item 1.  Security and Issuer.

     Common Stock, no par value (the "Common Stock"), of Mine Safety Appliances Company (the "Company"), P.O. Box 426, Pittsburgh, Pennsylvania 15230.


Item 2.  Identity and Background.

     (a) Name of Person Filing:  G. Donald Gerlach

     (b) Residence or Business Address:   435 Sixth Avenue
                                          Pittsburgh, PA 15219

     (c) Present Principal Occupation: Counsel, Reed Smith Shaw & McClay LLP (attorneys-at-law), 435 Sixth Avenue, Pittsburgh, PA 15219

Item 5.  Interest in Securities of the Issuer.

     See Items (7) through (11) on the cover page. On October 21, 1999, the undersigned ceased to be a trustee of four trusts holding an aggregate of 282,970 shares of Common Stock. As a result, the undersigned is no longer a beneficial owner, as defined in Rule 13d-3, of more than 5% of the outstanding shares.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        /s/ G. Donald Gerlach
                                                   -----------------------------
                                                         G. Donald Gerlach
Date: March 3, 2000

                               Page 3 of 3 Pages